Exhibit 21.1
LIST OF SUBSIDIARIES (States of Formation)

100% Owned Subsidiaries of EastGroup Properties, Inc. (Maryland)

EastGroup Properties General Partners, Inc. (Delaware)
EastGroup Properties Holdings, Inc. (Delaware)
EastGroup TRS, Inc. (Delaware)

Partnerships and LLC's with Partners and Members Indented:

EastGroup Properties, LP (Delaware)
99% EastGroup Properties Holdings, Inc.
1% EastGroup Properties General Partners, Inc.
EastGroup Property Services, LLC (Delaware)
100% EastGroup Properties, LP
EastGroup Property Services of Florida, LLC (Delaware)
     100% EastGroup Property Services, LLC
EastGroup Kearn Creek, LLC (Delaware)
100% EastGroup Properties, LP
EGP Yosemite Land, LLC (California)
100% EastGroup Properties, LP
Miramar Industrial, LLC (Delaware)
100% EastGroup Properties, LP
Otay Enrico Industrial, LLC (Delaware)
100% EastGroup Properties, LP
University Business Center Associates (California)
61.25% EastGroup Properties, LP
38.75% EastGroup Properties, Inc.